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                                                                    EXHIBIT 99.2


                                [Press Release]
                              [Apache Letterhead]

CONTACTS:

(MEDIA):                  JOHN KELSO               (713) 296-6155
                          TONY LENTINI             (713) 296-6227
(INVESTOR):               ROBERT DYE               (713) 296-6662

                                                           FOR IMMEDIATE RELEASE

                       APACHE AND PHOENIX COMPLETE MERGER

         Houston (May 20, 1996) -- Apache Corporation (NYSE: APA) and The Phoenix Resource Companies, Inc. (AMEX: PHN) today announced that Phoenix shareholders have approved the merger of Houston-based Apache and Oklahoma City, Oklahoma-based Phoenix. Of the voting Phoenix shares, 98 percent were cast in favor of the merger. Shortly after receiving shareholder approval, the merger was consummated and Phoenix became a wholly owned subsidiary of Apache.

         In conjunction with the merger, George D. Lawrence, Jr., Phoenix's president and chief executive officer, joined Apache's board of directors.

         Phoenix shareholders will receive .75 shares of Apache common stock plus $4.00 in cash for each share of Phoenix common stock. Approximately 12.1 million Apache shares will be issued pursuant to the merger agreement.

         All of Phoenix's oil and gas assets are in the Western Desert of Egypt, where Apache has held interests since 1993. With the merger, Apache will hold a 75 percent interest in the Qarun oil field, which is currently producing approximately 6,500 barrels of oil per day and which is expected to produce roughly 35,000 barrels per day following completion of production facilities and a 30-mile pipeline in the fourth quarter.

         Apache Corporation is a large gas and oil independent with operations in North America and abroad. Its shares are traded on the New York and Chicago stock exchanges.

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